BMB Munai, Inc., Completes Private Placement


         December 28, 2005 - Almaty, Kazakhstan BMB Munai, Inc. (OTCBB: BMBM.OB) announced today that it recently completed private placement of its common shares to U.S. Qualified Institutional Buyers and non-U.S. investors for $50,000,000. Additionally, the private placement included a 10% over allotment option to the placement agent, which has been fully subscribed for. The shares were sold for $6.00 per share. Aton Securities, Inc. acted as the placement agent for the Company.

         The shares of the Company's common stock issued in conjunction with the private offering were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, and are "restricted securities." Such shares may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act, or an applicable exception therefrom. The Company has agreed to use its best efforts to register the shares of common stock issued to the investors for resale under the Securities Act after ninety days, upon the request of a majority of the investors.

         This press release shall not constitute an offer to sell or the solicitation of any offer to buy any such shares, nor shall there be any sale of the Company's common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         BMB Munai is an independent oil and gas company engaged in the exploration, development and production of crude oil and natural gas in western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.


Contacts:
In the US:        Adam R. Cook, Corporate Secretary
                  (801) 355-2227, E-mail: USoffice@bmbmunai.com

In Kazakhstan:    Boris Cherdabayev, Chairman and CEO
                  +7 3272 588-517, E-mail: KZoffice@bmbmunai.com

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, risks described in the Company's periodic reports on file with the Securities and Exchange Commission.